URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

News Release

URANIUM 308 CORP. ACQUIRES 10% OWNERSHIP OF MONGOLIA METALS LIMITED; SUBSIDIARY OF URANIUM 308 CORP. TO RECEIVE 1% OWNERSHIP OF HONG KONG MONGOLIA METALS LIMITED

February 6, 2008

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that it has entered into and completed a share purchase agreement (the “Share Purchase Agreement”) with Mongolia Energy Limited (“MEL”), a subsidiary of the Company, Tooroibandi Limited (“Tooroibandi”), a subsidiary of the Company, Mongolia Metals Limited (“MML”), a company organized under the laws of the British Virgin Islands, and Hong Kong Mongolia Metals Limited (“HKMML”), a company organized under the laws of Mongolia and a wholly-owned subsidiary of MML, whereby the Company has issued 12,000,000 shares of common stock of the Company to MML in exchange for MEL receiving a 10% ownership interest in MML; and Tooroibandi has allowed HKMML the use of certain land holdings controlled by Tooroibandi for HKMML’s exploration and development of four (4) tin exploration licenses referenced as license numbers 13061X, 13062X, 13063X and 13064X covering 4,658 hectares (collectively, the “Licenses”), which Licenses are located approximately 70 km southeast of Ulaanbaatar, the capital of Mongolia, in exchange for Tooroibandi receiving a 1% ownership interest in HKMML, all in accordance with the terms and conditions of the Share Purchase Agreement.

“The share purchase agreement involving Uranium 308, MEL, Tooroibandi, MML and HKMML secures the Company’s access to what we believe to be substantial tin resources on the four properties, and with it shareholder exposure to substantial potential upside that could result from their exploration and development,” said Uranium 308 Corp.’s President, Dennis Tan.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information contact Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.